As filed with the Securities and Exchange Commission on October 30, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EATON CORPORATION plc (Exact name of registrant as specified in its charter)

Ireland	98-1059235
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

Eaton House, 30 Pembroke Road
Dublin 4, Ireland
+1 353 1637 2900
(Address of Principal Executive Offices)

2015 Stock Plan
(Full title of the plan)

Thomas E. Moran, Senior Vice President and Secretary, Eaton House, 30 Pembroke Road
Dublin 4, Ireland
(Name and address of agent for service) (Zip Code)
+1 353 1637 2900
(Telephone number, including area code of, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Title of Plan	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Ordinary Shares, par value $0.01 per share	2015 Stock Plan	26,000,000	$54.19	$1,408,940,000	$141,880.26

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, par value $0.01 per share (“Ordinary Shares”), of Eaton Corporation plc (the “Company” or the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)
Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of Eaton Corporation plc’s Ordinary Shares as reported on the New York Stock Exchange on October 26, 2015.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of Ordinary Shares, par value $0.01 per share, of the Company to be offered and sold under the Company’s 2015 Stock Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(1)	The Company’s Annual Report on Form 10-K filed on February 26, 2015.

(2)	The Company’s Quarterly Reports on Form 10-Q filed April 29, 2015, July 29, 2015 and October 30, 2015.

(3)	The Company’s Current Reports on Form 8-K filed on April 24, 2015 and June 17, 2015.

(4)
The description of the Company’s Ordinary Shares, contained in the Company’s Registration Statement on Form S-4, as amended (File No. 333-182303), under the heading “Description of New Eaton Ordinary Shares,” which updates the description of Eaton Corporation’s common shares contained in Eaton Corporation’s Registration Statement on Form 8-A, and including all other amendments and reports filed for the purpose of updating such descriptions.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTED OF NAMED EXPERTS AND COUNSEL.
Lizbeth Wright, Counsel and Assistant Secretary of Eaton Corporation, a subsidiary of the Company (“Eaton”), who has passed on the legality of the Ordinary Shares covered by this Registration Statement, is a shareholder of the Company and an employee of Eaton. She is paid a salary and participates in various employee benefit plans offered to employees of the Company generally.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Our articles of association provide for an indemnity for certain persons, including directors, the corporate secretary, committee members, persons holding executive, or official positions with Eaton Corporation plc and employees, agents, and persons acting in certain other capacities at the request of the Company (“indemnified persons”) who are a party to actions, suits, or proceedings against expenses and costs in connection with such actions, suits, or proceedings if such indemnified person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is also excluded in circumstances where an indemnified person is adjudged liable for willful neglect or default in performance of his or her duties unless a relevant court determines otherwise. Such indemnification is subject to board, shareholder or independent legal counsel approval in any given case and may include expense advancement in certain circumstances.
The Irish Companies Act (the “ICA”) prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the ICA will be void, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to executives who are not directors or the corporate secretary, or other persons who would not be considered “officers” within the meaning of that term under the ICA, of the Company.
Eaton has entered into Indemnification Agreements with all of its officers and directors. The Agreements provide that Eaton shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require Eaton to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund Eaton’s obligations under the Agreements, except that Eaton is required to fund the escrow only upon the occurrence of a change of control of Eaton, as defined under the Agreements.
The Company also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS
For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.
ITEM 9. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 30th day of October 2015.

EATON CORPORATION PLC

By:	/s/ Richard H. Fearon
Richard H. Fearon
(On behalf of the registrant, as Director, and as Principal Financial Officer)
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
* Alexander M. Cutler	Principal Executive Officer and Director	October 30, 2015
* Ken D. Semelsberger	Principal Accounting Officer	October 30, 2015
* Todd M. Bluedorn	Director	October 30, 2015
* Christopher M. Connor	Director	October 30, 2015
* Michael J. Critelli	Director	October 30, 2015
* Charles E. Golden	Director	October 30, 2015
* Linda A. Hill	Director	October 30, 2015
* Arthur E. Johnson	Director	October 30, 2015
* Ned C. Lautenbach	Director	October 30, 2015
* Deborah L. McCoy	Director	October 30, 2015
* Gregory R. Page	Director	October 30, 2015
* Sandra Pianalto	Director	October 30, 2015
* Gerald B. Smith	Director	October 30, 2015

*By:	/s/ Lizbeth Wright
Lizbeth Wright, Attorney-in-Fact for the officers and directors signing in the capacities indicated

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of Eaton Corporation plc (incorporated by reference to the Form S-8 filed with the Commission on November 30, 2012)
4.2
Amended and Restated Memorandum and Articles of Association of Eaton Corporation plc (incorporated by reference to the Form 10-Q Report for the three months ended September 30, 2012 filed with the Commission on November 14, 2012)

4.3*	2015 Stock Plan
5.1*	Opinion of Lizbeth Wright with respect to the legality of the securities being registered
23.1*	Consent of Lizbeth Wright (included as part of Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm for Eaton Corporation plc
24*	Power of Attorney
* Filed herewith.